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                                                                    Exhibit 99.1


(QLT LOGO)    QLT INC.     887 Great Northern Way            t 604.707.7000
                           Vancouver, BC Canada V5T 4T5      f 604.707.7001
                                                             www.qltinc.com


news release


                   QLT TO ACQUIRE KINETEK PHARMACEUTICALS INC.


FOR IMMEDIATE RELEASE                                             MARCH 29, 2004

VANCOUVER, CANADA--QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that it will be acquiring Kinetek Pharmaceuticals, Inc., a Vancouver-based privately-held biopharmaceutical company. The acquisition required the approval by special resolution of Kinetek shareholders, as well as that of the B.C. Supreme Court, both of which were obtained today.

"As a result of our previous involvement with Kinetek, we are well acquainted with Kinetek's scientific programs," said Paul Hastings, QLT's President and Chief Executive Officer. "Given QLT's research and development capabilities and resources, we feel the Kinetek science has strong potential in our hands, particularly in the area of oncology, an area of research that we did not have rights to in our collaboration."

Since June of 2001, QLT and Kinetek have collaborated on a research and early development program to develop signal transduction inhibitors for the treatment of eye, immune system and kidney diseases. Kinetek has a unique proprietary position on Integrin-linked kinase or ILK. Inhibition of the kinase activity of ILK has the potential of a broad range of clinical applications including cancer, inflammation, kidney, and eye diseases. In cancer, peer-reviewed published studies of small molecule ILK inhibitors discovered by Kinetek have recently shown that they block tumor angiogenesis and cause tumor shrinkage in animal models.

"We are pleased to be able to gain access not only to the target, but the proprietary ILK inhibitor small molecules in development," said Dr. Mohammad Azab, QLT's Chief Medical Officer and Executive Vice-President of Research and Development. "Inhibition of angiogenesis by targeting ILK through a small molecule may represent a potential advantage over current anti-angiogenic drugs in development."

The acquisition transaction is expected to close on Wednesday, March 31, 2004. Under the terms of the acquisition, QLT will make an aggregate cash payment to Kinetek shareholders of approximately $2.7 million. The net result of the acquisition transactions, which will include the recognition of a tax asset, will be favorable to EPS by between 14 and 16 cents. Further, QLT expects that the ongoing investments in developing the acquired targets could cost up to 5 cents per share in 2004. As a result, the effect of this transaction is an increase of 10 cents on the EPS guidance range of $0.74 to $0.86, provided in QLT's earnings press release on February 11, 2004, bringing the EPS range to $0.84 to $0.96.

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BACKGROUND ON QLT/KINETEK COLLABORATION

In June of 2001, QLT acquired just over 3 million shares of Kinetek and rights and options to receive compounds to be developed in the area of ocular and renal disease. Kinetek retained the rights to develop ILK for oncology. The shares acquired were valued based on a concurrent private placement transaction and from 2001 until the end of 2002 the investment was held at cost. However, due to the general decline in equity markets, the lack of Kinetek resources applied to our collaboration, the decline in biotech industry valuations, and the reduced level of working capital available to Kinetek, QLT contracted an impairment assessment by an independent firm of chartered accountants. Based on this assessment, QLT wrote off its investment in Kinetek shares and consequently recorded a charge against earnings of $6.2 million in the fourth quarter of 2002. QLT's primary interest in this asset today is to gain the rights to develop ILK and ILK targeted molecules in the area of oncology.

In recommending that Kinetek shareholders approve the acquisition agreement, the current board of directors of Kinetek advised shareholders that the company did not have sufficient resources to otherwise continue its operations.

QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies to treat eye diseases, cancer and dermatology-related conditions. Combining expertise in ophthalmology, oncology and photodynamic therapy, QLT has commercialized two products to date, including Visudyne(R) therapy which is one of the most successfully launched ophthalmology products. For more information, visit our web site at www.qltinc.com.



                                      -30-



QLT Inc.:
Therese Hayes
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001

Visudyne(R) is a registered trademark of Novartis AG

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol "QLTI" and on The Toronto Stock Exchange under the trading symbol "QLT."

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Certain statements in this press release constitute "forward-looking statements"
of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, the statements with respect to: the potential of Kinetek's scientific programs, including without limitation ILK, the potential advantage of inhibition of angiogenesis by targeting ILK through a small molecule, the Company's expectations as to the impact of the transaction on EPS, the Company's expectations as to the cost of ongoing investment in developing the acquired targets, as well as all statements which use the words: "will," "may," "is expected to," QLT "expects" or we
"feel." Such statements are only predictions and actual events or results may differ materially. There are a number of factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements include, which factors include but are not limited to those factors described in detail in QLT's Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT assumes no obligation to update such information to reflect later events or developments except as required by law.


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